Exhibit 99.01

CannaSys, Inc. Announces Termination of Intent to Acquire Alliance Financial Network, Inc.

CannaSys to Accelerate its Focus on Distribution and Marketing of Citizen Toke

DENVER, CO / ACCESSWIRE / May 9, 2017 / CannaSys, Inc. (OTC PINK: MJTK) (CannaSys or the Company), a marketing, branding, and technology company, today announced that the letter of intent to acquire Alliance Financial Network, Inc. (AFN) has been terminated. Following several months of due diligence and negotiations, CannaSys management determined the transaction would not be favorable to its shareholders.

On March 29, 2017, CannaSys announced that it had signed a non-binding letter of intent to acquire AFN, a Colorado-based Fintech company that provides a unique, proprietary digital transaction and mobile payment solution. Following several months of due diligence and the negotiation of definitive terms, the parties were unable to agree on several fundamental terms. In February 2017, in anticipation of our acquisition of AFN and long term business relationship, we purchased 2,500,000 shares of AFN common stock for $25,000. We are seeking to rescind that transaction or failing that to assert all of our rights and remedies as a minority shareholder of AFN.

"Competition for financial solutions serving the cannabis industry is increasing every day and the cost of competing is becoming prohibitive," noted Michael Tew, CannaSys CEO. "Going forward, we plan to accelerate our rollout of Citizen Toke, a product that has proven demand, a motivated development and marketing team, and tremendous scalability. We will provide timely updates to shareholders on this plan in the coming days."

About CannaSys, Inc.

CannaSys is a technology solutions, marketing, and branding company. Its core products are delivered software as a service to facilitate point-of-purchase transactions and customer relationship marketing solutions. CannaSys plans to develop, acquire, and build strategic relationships with other businesses in order to bring additional solutions to market. For more information, please visit www.cannasys.com.

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including continued acceptance of CannaSys’s products, increased levels of competition for CannaSys, new products and technological changes, CannaSys’s dependence on third-party suppliers, and other risks detailed from time to time in CannaSys’s periodic reports filed with the U.S. Securities and Exchange Commission.

CannaSys, Inc.

Michael A. Tew

Chief Executive Officer

Tel: 720.420.1290

Email: michael.tew@cannasys.com

Web: www.cannasys.com